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                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG


                        JITNEY-JUNGLE STORES OF AMERICA, INC.,

                            DELTA ACQUISITION CORPORATION

                                         and

                                   DELCHAMPS, INC.





                                     July 8, 1997

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
                                  TABLE OF CONTENTS
                                                                            Page
ARTICLE I

    THE OFFER.................................................................1
    1.1  The Offer............................................................1
    1.2  Company Action.......................................................3
    1.3  Directors............................................................5

ARTICLE II

    THE MERGER................................................................6
    2.1  The Merger...........................................................6
    2.2  Effect of the Merger.................................................6
    2.3  Closing; Consummation of the Merger..................................6
    2.4  Articles of Incorporation; Bylaws; Directors and Officers............6
    2.5  Conversion of Securities.............................................7
    2.6  Exchange of Certificates.............................................8

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................9
    3.1  Organization and Qualification; Subsidiaries.........................9
    3.2  Capitalization......................................................10
    3.3  Authority Relative to this Agreement................................11
    3.4  Non-Contravention; Approvals and Consents...........................11
    3.5  Brokers and Finders.................................................12
    3.6  SEC Filings.........................................................12
    3.7  Absence of Certain Changes or Events................................13
    3.8  Legal Proceedings...................................................13
    3.9  Compliance with Law.................................................13
    3.10 Taxes...............................................................13
    3.11 ERISA and Related Matters...........................................15
    3.12 Environmental Matters...............................................16
    3.13 Information Supplied................................................18
    3.14 Real Property.......................................................18
    3.15 Labor Matters.......................................................19
    3.16 Contracts; Certain Agreements.......................................20
    3.17 Absence of Certain Liabilities......................................21
    3.18 Opinion of Financial Advisor........................................21
    3.19 Takeover Statute....................................................21
    3.20 Insurance...........................................................21
    3.21 Intellectual Property...............................................21
    3.22 Certain Agreements..................................................22

    3.23 Indemnification Claims..............................................22
    3.24 Prior Negotiations..................................................22

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.........................23
    4.1  Organization of Parent and Sub......................................23
    4.2  Authority Relative to this Agreement................................23
    4.3  Non-Contravention; Approvals and Consents...........................23
    4.4  Legal Proceedings...................................................24
    4.5  Financing...........................................................24
    4.6  Information Supplied................................................25

ARTICLE V
    COVENANTS OF THE COMPANY.................................................25
    5.1  Conduct of Business by the Company Pending the Merger...............25
    5.2  No Solicitation.....................................................27
    5.3  Company Stock Plans.................................................29

ARTICLE VI
    ADDITIONAL COVENANTS.....................................................29
    6.1  Proxy Statement and Special Meeting.................................29
    6.2  HSR Matters.........................................................30
    6.3  Publicity...........................................................31
    6.4  Investigation; Confidentiality......................................32
    6.5  Directors' and Officers' Indemnification and Insurance..............32
    6.6  Change of Control Agreements........................................34
    6.7  Fees and Expenses...................................................34
    6.8  Conduct of Business of Sub..........................................34
    6.9  Cooperation.........................................................34
    6.10 Post-Offer Action...................................................34
    6.11 Transaction Litigation..............................................35

ARTICLE VII
    CONDITIONS TO THE MERGER.................................................35

ARTICLE VIII
    TERMINATION, AMENDMENT AND WAIVER .......................................35
    8.1  Termination.........................................................35
    8.2  Effect of Termination...............................................37
    8.3  Termination Payment.................................................37
    8.4  Amendment...........................................................39
    8.5  Waiver..............................................................39



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ARTICLE IX
    GENERAL PROVISIONS.......................................................39
    9.1  Non-Survival of Representations, Warranties and Agreements..........39
    9.2  Certain Definitions.................................................39
    9.3  Notices.............................................................40
    9.4  Headings............................................................41
    9.5  Applicable Law......................................................41
    9.6  No Assignment; Binding Effect.......................................41
    9.7  Counterparts........................................................41
    9.8  Third Party Beneficiaries...........................................41
    9.9  Invalid Provisions..................................................41
    9.10 Specific Performance................................................41
    9.11 Entire Agreement....................................................42
    9.12 Days................................................................42
    9.13 Jurisdiction........................................................42

                             AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "Agreement"), dated as of July 8, 1997, is by and among Jitney-Jungle Stores of America, Inc., a Mississippi corporation ("Parent"), Delta Acquisition Corporation, an Alabama corporation and a wholly-owned subsidiary of Parent ("Sub"), and Delchamps, Inc., an Alabama corporation (the "Company").

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective shareholders, on the terms and subject to the conditions in this Agreement (i) for Sub to make a cash tender offer to purchase all issued and outstanding shares of the Company's common stock, $.01 par value per share (the "Common Stock") and associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement (defined in Section 1.2) (such shares of Common Stock and associated Rights, the "Shares"), and (ii) following the consummation of the cash tender offer, for Sub to merge with and into the Company, with the result that the Company will become a wholly-owned subsidiary of Parent (the "Merger").

    NOW THEREFORE, the parties hereto agree as follows:

                                      ARTICLE I
                                      THE OFFER

    1.1  The Offer.
    (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraph (c) of Annex A hereto shall have occurred and be existing, and subject to the provisions of this Agreement, no later than five business days after the date hereof, Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) a tender offer (the "Offer") to purchase all of the issued and outstanding Shares, at a price per Share of $30.00 (such amount, or any greater amount per Share paid pursuant to the Offer, the "Per Share Price") net to each seller in cash. Subject to the provisions of this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay the Per Share Price for any Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

    (b) The obligation of Parent and Sub to consummate the Offer, and to accept for payment and pay for Shares tendered pursuant to the Offer, shall be subject to only those conditions set forth in Annex A. Parent and Sub may waive any such condition other than (i) the Minimum Condition (defined in Annex A), provided that Parent and Sub may reduce the Minimum Condition to a majority of the outstanding Shares on a fully diluted basis, or (ii) the condition relating to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Parent and Sub expressly reserve the right (but have no obligation) to increase the consideration per share payable in the Offer or amend, modify or make any changes in the terms and conditions of the Offer except that neither Parent nor Sub shall, without the prior written consent of the Company's Board of Directors, (i) impose conditions to the Offer in addition to those set forth in Annex A, (ii) decrease the Per Share Price, (iii) change the form of consideration, (iv) reduce the number of Shares sought to be purchased in the Offer, (v) extend the expiration date of the Offer (except as provided below in this paragraph), or (vi) otherwise change any term of the Offer in any manner adverse to the holders of Shares. The Offer shall expire on the twentieth business day after its commencement, except as provided below. The parties acknowledge their intention to consummate the transactions contemplated hereby as soon as reasonably practicable. To that end (provided that the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) of Annex A have been met), Parent and Sub shall use commercially reasonable best efforts, subject to the terms of this Agreement (including
Section 6.2 and Annex A), to consummate the Offer within 30 business days following commencement of the Offer, including the obtaining of requisite financing, the receipt of the consent of the holders of its 12% Senior Notes due 2006 as contemplated by Annex A and receipt of requisite governmental approvals (including in respect of the HSR Act) as contemplated by Annex A. If the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) of Annex A have been met but the conditions set forth in either or both of paragraphs (b) or (d) of Annex A are not met within 30 business days following commencement of the Offer, Parent and Sub shall use commercially reasonable best efforts, subject to the terms of this Agreement (including Section 6.2 and Annex A), to consummate the Offer on or prior to the sixtieth calendar day following commencement of the Offer. Notwithstanding the foregoing, the parties acknowledge Parent's and Sub's right, without the consent of the Company, to extend the Offer on one or more occasions as follows: (i) extend the Offer, if at the then-scheduled expiration date of the Offer, any of the conditions to Sub's obligations to accept for payment and pay for Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or the staff thereof applicable to the Offer, (iii) extend the Offer on one or more occasions for an aggregate period of not more than 5 business days if the Minimum Condition has been satisfied but less than 80% of the outstanding Shares (on a fully diluted basis) have been validly tendered and not withdrawn, (iv) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the initial expiration date or the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, and (v) extend the Offer on one or more occasions for an aggregate period of not more than 60 calendar days after the date of the commencement of the Offer in order for Parent to obtain financing on terms acceptable to it; provided, however, that without the written consent of the Company, Parent and Sub may not extend the Offer (A) for any period that would end more than 60 calendar days after the date of the commencement of the Offer, unless on such sixtieth day any of the conditions on Annex A are not satisfied, or (B) for any period that would end more than 90 calendar days after the date of the commencement of the Offer; provided further that if on the initial expiration date of the Offer, or any extension thereof, the conditions set forth in paragraphs (c)(iii) through (c)(ix) and (e) of Annex A have been satisfied or waived but any of the conditions set forth in paragraphs (b), (c)(i), (c)(ii) or
(d) in Annex A shall not have been satisfied or waived, Parent and Sub agree to extend the Offer one or more times (for such periods as Parent and Sub shall determine in their sole discretion) until 60 calendar days after the date of the commencement of the Offer; provided, further, that Parent and Sub may extend the Offer beyond such 90 calendar day period if the conditions set forth in Annex A shall not have been satisfied as a result of a breach by the Company of its obligations under this Agreement.

    (c) On the date of commencement of the Offer, Parent and Sub shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1"), and shall take such steps as are reasonably necessary to cause the Offer to Purchase (defined below) to be disseminated to the holders of Shares as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and summary advertisement (the Offer to Purchase and such other documents, together with any amendments or supplements thereto, collectively, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-1 and the Offer Documents prior to their being filed with the SEC or disseminated to the Company's shareholders. Parent and Sub shall provide the Company and its counsel with a copy of any written comments that Parent or Sub receives from the SEC or its staff with respect to the Schedule 14D-1 and the Offer Documents promptly after receipt of any such comments.

    (d) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

    (e) The parties understand and agree that the Per Share Price has been calculated based upon the accuracy of the representation and warranty set forth in Section 3.2(a) and that, in the event the number of outstanding Shares or Shares issuable upon the exercise of, or subject to, options or other agreements exceeds the amounts specifically set forth in Section 3.2(a) by more than 10,000 Shares (including without limitation as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, recapitalization, or other like change occurring after the date of this Agreement), the Per Share Price shall be appropriately adjusted downward. The provisions of this paragraph (e) shall not, however, affect the representation set forth in Section 3.2(a).

    1.2  Company Action.
    (a) The Company represents that (i) the Board of Directors of the Company (the "Board of Directors") has by unanimous vote of those present at the meeting at which the Offer and the Merger were considered duly approved the Offer and the Merger and this Agreement and has resolved to recommend acceptance of the Offer and approval of the Merger by the Company's shareholders; (ii) the affirmative vote of the holders of record of at least two-thirds of the Shares outstanding on the record date for the Special Meeting (defined below) and entitled to vote (the "Requisite Shareholder Approval") is the only vote of the holders of any class or series of the capital stock of the Company required to approve the Merger; and (iii) the Company has taken all necessary actions so that the provisions of Article Eleven of the Company's Articles of Incorporation will not apply to this Agreement, the Offer, the Merger, or the acquisition of Shares by Parent or Sub pursuant to this Agreement. In addition, the Company represents that it has adopted Amendment No. 2 to the Rights Agreement dated as of October 14, 1988 by and between the Company and First Alabama Bank as Rights Agent, as amended by the Amendment to Rights Agreement dated as of October 16, 1992 by and between the Company and the Rights Agent (as so amended, the "Rights Agreement") and that a copy of such Amendment No. 2 has been delivered by the Company to Parent; that as of the date hereof and after giving effect to the execution and delivery of this Agreement, each Right is represented by the certificate representing the associated Share and is not exercisable or transferable apart from the associated Share; that there has not been a "Distribution Date" or "Shares Acquisition Date," and that the Company has taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the Offer and the Merger will not result in the triggering of the provisions of Section 11 or Section 13 of the Rights Agreement or the occurrence of a "Distribution Date" or "Shares Acquisition Date" and will not result in Parent, Sub or any of their affiliates or associates becoming an "Acquiring Person" (as such terms are defined in the Rights Agreement) and that upon consummation of the Offer the Rights will no longer be outstanding and the former holders of the Rights will not have any claims or rights thereunder (without any necessity to redeem the Rights to effectuate the foregoing). The Company has been advised that all of its directors intend either to tender their Shares pursuant to the Offer or (solely in the case of directors who would as a result of the tender incur liability under Section 16(b) of the Exchange Act) to vote in favor of the Merger.

    (b) On the date the Schedule 14D-1 is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") and shall take such steps as are reasonably necessary to cause the
Schedule 14D-9 to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Subject to the provisions of Sections 5.2 and 8.3, the Offer Documents and the Schedule 14D-9 shall contain the recommendation of the Board of Directors that the Company's shareholders accept the Offer and vote to approve the Merger. Parent and its counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 prior to its being filed with the SEC or disseminated to the Company's shareholders. The Company shall provide Parent and its counsel with a copy of any written comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

    (c) The Company shall promptly furnish Sub with mailing labels containing the names and addresses of the record holders of Shares and with lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish Sub with such additional information, including updated lists of shareholders, mailing labels and lists of securities positions, as Sub may reasonably request for the purpose of communicating the Offer to the holders of Shares. Except as and to the extent required by law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels and listings, and any other information relating to the holders of Shares received from the Company or its transfer agent, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 8.1, shall deliver to the Company all such information, including all copies of and extracts or summaries from such information, then in their possession or control.

    1.3  Directors.
    (a) Promptly upon payment by Sub for the Shares pursuant to the Offer, Sub shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Sub representation on the Board of Directors equal to at least that number of directors equal to the product of (i) the total number of directors on the Board of Directors and (ii) the percentage that the number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, at such time, use its best efforts to cause the appropriate number of directors who are members of the Board of Directors as of the date hereof to resign and Sub's designees to be appointed or elected; provided, however, that notwithstanding the foregoing, until the Effective Time (defined in Section 2.3), there shall be, to the extent they are willing to continue to serve, at least three directors on the Board of Directors who are directors on the date hereof and who are not designees nor officers, directors, employees or affiliates of Parent or Sub nor are employees of the Company or any of its Subsidiaries (the "Independent Directors"); provided, further, that if the number of Independent Directors shall be reduced below three for any reason, the Board of Directors shall, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who are directors on the date hereof and not an officer, director, employee or affiliate of Parent or Sub nor an employee of the Company. Any vacancies that cannot be filled in the foregoing manner shall be filled by the Board of Directors at its discretion.

    (b) The Company's obligations to appoint Sub's designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Parent and Sub shall supply and shall be solely responsible for all information with respect to themselves, their officers, directors and affiliates, and Sub's designees required by Section 14(f) and Rule 14f-1.

    (c) Following the election of Sub's designees pursuant to this Section and until the Effective Time, any amendment of this Agreement or the Articles of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub, any waiver of any of the Company's rights hereunder, or any transaction between Parent (or any affiliate or associate thereof) and the Company shall require the concurrence of a majority of the Independent Directors. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to assist them in the exercise of their duties in connection with this Agreement. In addition, the Independent Directors shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement.

                                      ARTICLE II
                                      THE MERGER

 2.1 The Merger. At the Effective Time (defined in Section 2.3), in accordance with this Agreement and the provisions of the ABCA, Sub shall be merged with and into the Company, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company hereinafter sometimes is referred to as the "Surviving Corporation." Notwithstanding the foregoing, Parent may elect at any time after consummation of the Offer (or prior to the consummation of the Offer and with the written consent of the Company, which shall not be withheld unreasonably) and prior to the fifth business day immediately preceding the date of the notice of the meeting of shareholders of the Company to consider approval of the Merger and this Agreement that instead of merging Sub into the Company as hereinabove provided, to merge the Company with and into Parent, Sub or another direct or indirect wholly-owned subsidiary of Parent; provided however that each representation, warranty, covenant and agreement of Parent and Sub contained herein and relating to Sub shall thereupon be deemed to be made by Parent and such subsidiary and to relate to such subsidiary, and provided further that the Company shall not be deemed to have breached any of its representations, warranties or covenants herein solely by reason of such election. In such event the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing and to provide that Parent, Sub or such other subsidiary of Parent shall be in all respects substituted for Sub and shall be the Surviving Corporation.

    2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the ABCA.

    2.3  Closing; Consummation of the Merger.
    (a) The closing of the Merger (the "Closing") shall take place at 10:00 a.m. local time at the New York or Philadelphia offices of Dechert Price & Rhoads, or at such other location as specified by Sub and on a date to be specified by Sub, which date shall be as promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein (the "Closing Date").

    (b) As soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein, the parties shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Alabama for filing articles of merger and any other documents in such form as required by the relevant provisions of the ABCA and shall cause the Merger to take effect on the date of such filing (the time at which the Merger takes effect, the "Effective Time").


    2.4 Articles of Incorporation; Bylaws; Directors and Officers. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the ABCA. The Bylaws of the Surviving Corporation shall be the Bylaws of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the ABCA. The directors of Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time (unless any directors or officers of Parent or Sub are so designated in writing by Parent prior to the Effective Time) will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed.

    2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holder of any of the securities of the Company or Sub:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.5(b) and Dissenting Shares as defined in Section 2.5(d)), together with associated Rights, shall be converted into and become the right to receive the Per Share Price. All such Shares and associated Rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares and associated Rights shall cease to have any rights with respect thereto, except the right to receive the Per Share Price, less any required withholding taxes, upon the surrender of such certificate in accordance with Section 2.6, without interest.

    (b) All Shares, together with associated Rights, that are owned by the Company as treasury stock and all Shares, together with associated Rights, owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each certificate representing outstanding shares of the common stock of Sub at the Effective Time shall thereafter represent an equal number of shares of the common stock of the Surviving Corporation.

    (d) (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding Share the holder of which has perfected such holder's right to demand payment for such holder's Shares in accordance with Article 13 of the ABCA and has not effectively withdrawn or lost such right (a "Dissenting Share"), shall not be converted into or represent the right to receive the Per Share Price, but the holder thereof shall be entitled only to such rights as are granted by Article 13 of the ABCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time and in accordance with the ABCA, withdraw such person's demand for payment or lose such person's dissenters' rights, shall be deemed to be converted as of the Effective Time into the right to receive the Per Share Price pursuant to Section 2.5(a).

         (ii) The Company shall give Parent (A) prompt notice and a copy of any written notice of a shareholder's intent to demand payment, of any request to withdraw a demand for payment and of any other instruments delivered to it pursuant to Article 13 of the ABCA and (B) the opportunity to direct all negotiations and proceedings with respect to demands for payment under Article 13 of the ABCA.
 The Company shall not voluntarily make any payment with respect to any demand for payment and shall not, except with the prior written consent of Parent, settle or offer to settle any such demands.

    2.6  Exchange of Certificates.
    (a)  At such times as shall be necessary to make the payments pursuant to
Section 2.5 to holders of Shares, Parent shall make available to the Surviving Corporation, and the Surviving Corporation shall deposit with a bank or trust company designated by Parent before the Closing Date and reasonably acceptable to the Company (the "Payment Agent") an amount in cash equal to the aggregate Per Share Price to which holders of Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and Parent shall make available to the Surviving Corporation additional funds for the payment thereof. The payment Agent shall invest portions of the Payment Fund as Parent directs. All interest and other income earned in respect of the Payment Fund shall inure to the benefit of, and shall be paid to, the Surviving Corporation. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

    (b) As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each record holder of one or more certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding Shares and associated Rights that have been converted pursuant to Section 2.5(a) into the right to receive the Per Share Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price. Upon surrender of a Certificate to the Payment Agent for cancellation, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Per Share Price for each Share represented thereby, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received by reason of the Merger, including any interest earned by the Payment Fund. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Per Share Price may be paid to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section, each Certificate shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Per Share Price for each Share represented thereby as contemplated by this Article II.

    (c) All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares and the Rights represented
thereby.   From and after the Effective Time, the stock transfer books of the
Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section, subject in the case of Dissenting Shares, to applicable law and the provisions of this Agreement.

    (d) Any portion of the Payment Fund that remains unclaimed by the Company's shareholders six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any of the Company's shareholders who have not theretofore complied with this Section shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Per Share Price. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for cash representing the Per Share Price delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

    (e) The Surviving Corporation shall be entitled to deduct and withhold from the Per Share Price or any payment made in respect of Dissenting Shares such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. Such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                     ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth on the Disclosure Schedule attached as Annex B (the "Disclosure Schedule") in a manner that makes reasonably apparent that such matter relates to the particular representation or warranty below, the Company represents and warrants to each of Parent and Sub as follows:

    3.1  Organization and Qualification; Subsidiaries.
    (a) The Company has one Significant Subsidiary (defined in Section 9.2), Supermarket Cigarette Sales, Inc., a Louisiana corporation. The Company and its Significant Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own their respective properties and carry on their respective businesses as now being conducted. The Company and its Significant Subsidiary are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger. As used herein, "Material Adverse Effect" means any change or effect that is materially adverse to the condition (financial or otherwise), total assets, total liabilities, business, results of operations or prospects of the Company and its Subsidiaries taken as a whole, including without limitation any such change or effect that prevents Parent and Sub from obtaining their contemplated financing for the Offer and the Merger. The Company has made available to Parent correct and complete copies of the articles of incorporation and bylaws of the Company and the Significant Subsidiary.

    (b)  The only Subsidiaries of the Company are those set forth in Section
3.1 of the Disclosure Schedule. Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other person (other than the Company's Subsidiaries).

    3.2  Capitalization.
    (a) The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock, of which as of the date hereof, 7,127,743 shares were issued and outstanding (including 10,800 shares that were issued and outstanding under the 1987 Restricted Stock Plan and remained subject to a repurchase option thereunder) and no shares were held as treasury shares and (ii) 5,000,000 shares of Preferred Stock, no par value, of which, as of the date hereof, no shares were issued and outstanding and 80,000 shares were reserved for issuance pursuant to the Rights Agreement. Except as provided in the Rights Agreement and except for Shares issuable upon the exercise of outstanding options to purchase an aggregate of 455,050 Shares (the "Options") pursuant to the 1993 Stock Incentive Plan and the Directors' Stock Option Plan, there are no options, warrants or other rights, agreements or commitments obligating the Company to issue any shares of its capital stock or any securities convertible into its capital stock or to repurchase or redeem any shares of its capital stock. All Shares outstanding are, and all Shares subject to issuance as aforesaid, when issued on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no shareholder, voting trust, or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which any of them are bound relating to the voting of any shares of the capital stock of the Company or any of its Subsidiaries.

    (b) All of the outstanding capital stock of the Significant Subsidiary is duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and is owned by the Company free and clear of any claim, lien or encumbrance. There are no outstanding options, calls or commitments of any kind relating to the issued or unissued capital stock or other securities of the Significant Subsidiary.

    3.3 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Requisite Shareholder Approval of the Merger, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate (including shareholder) action on the part of the Company, except for the Requisite Shareholder Approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company. Subject to receipt of the Requisite Shareholder Approval of the Merger, and assuming the due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes the legal, valid and binding agreement of the Company enforceable in accordance with its terms.

    3.4  Non-Contravention; Approvals and Consents.
    (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or (ii) subject to receipt of the Requisite Shareholder Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision in the United States, or of any foreign country (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, or (z) any Employee Plan or Benefit Arrangement (defined in Section 3.11); except, with respect to the foregoing clauses (ii) (x), (y) and (z) those which, individually or in the aggregate, (I) could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger or (II) occur as a result of the regulatory status of Parent, Sub or their Subsidiaries.

    (b)  Except for (i) the premerger notification requirements of the HSR Act,
(ii) the requirements of the Exchange Act and the Nasdaq Stock Market, (iii) the filing of appropriate documents relating to the Merger required by the ABCA, and (iv) requirements of Law necessary to transfer liquor licenses and pharmacy licenses, WIC permits and Food Stamp permits, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other person is required, under any Law or Order or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, (I) could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger or (II) occur as a result of the regulatory status of Parent, Sub or their Subsidiaries.

    3.5 Brokers and Finders. The Company has not employed any broker or finder to act on its behalf and has not incurred and will not incur any liability for any brokerage fees or finders' fees in connection with the transactions contemplated hereby, other than pursuant to the letter agreement between the Company and Credit Suisse First Boston Corporation ("CSFBC") dated as of February 12, 1997, a copy of which has previously been delivered to Parent.

    3.6 SEC Filings. The Company has heretofore made available to Parent and Sub its (i) Annual Report on Form 10-K for the year ended June 29, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended September 28, 1996, December 28, 1996 and March 29, 1997, (iii) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held since June 29, 1996 and (iv) each other registration statement, proxy or information statement, form, report and other document filed by the Company with the SEC since June 29, 1996 (collectively, the "SEC Filings"). At the time it was filed, each SEC Filing (including all exhibits and schedules thereto and documents incorporated by reference therein) and, at the time it is filed, any SEC Filing filed by the Company with the SEC after the date of this Agreement (i) complied, or with respect to those not yet filed will comply, in all material respects with the requirements of the Exchange Act and
(ii) did not, or with respect to those not yet filed will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the SEC Filings (including, in each case, the notes and schedules, if any, thereto) (the "Company Financial Statements"), were and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the
SEC), complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presented and will present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal recurring year-end adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)).

    3.7 Absence of Certain Changes or Events. Since June 29, 1996, except as reflected in subsequent SEC Filings filed prior to the date of this Agreement,
(i) there has not been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger, (ii) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices; and, since March 29, 1997, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 5.1.

    3.8 Legal Proceedings. (i) There are no actions, suits, arbitrations, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order that, individually or in the aggregate, is having or could reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    3.9 Compliance with Law. Neither the Company nor any of its Subsidiaries has violated or failed to comply with, or has received any notice from any Governmental or Regulatory Authority asserting a failure to comply with, any Law or Order, except where a violation or failure to comply would not have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger. The Company and its Subsidiaries have and are in compliance with all permits, licenses and franchises from Governmental or Regulatory Authorities required to conduct their businesses as now being conducted, except to the extent that the failure to have or comply with such permits, licenses and franchises would not have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    3.10 Taxes.
    (a) As used herein, "Taxes" means all taxes of any kind, including those on, measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, and all customs, duties and similar fees, assessments and charges of any kind whatsoever, together with any interest thereon and any penalties, additions to tax and additional amounts imposed with respect thereto by any Governmental or Regulatory Authority. As used herein, "Tax Return" means any return, report, declaration, information statement and other document with respect to Taxes required to be filed by the Company or any of its Subsidiaries with the Internal Revenue Service or any other Governmental or Regulatory
Authority, including all accompanying schedules.

    (b) The Company and its Subsidiaries have timely filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due and all other Taxes for which a notice of assessment or demand for payment has been received by the Company or its Subsidiaries, except for such Taxes as to which the failure to pay, individually or in the aggregate, would not be material. There are no other material Taxes that would be due if asserted by a Governmental or Regulatory Authority. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. True, correct and complete copies of the federal and state income Tax Returns of the Company and its consolidated Subsidiaries for the fiscal years ended June 29, 1996, July 1, 1995, July 2, 1994 and July 3, 1993 have been made available to Parent.

    (c) (i) No material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries nor, to the Company's knowledge, are there pending any material proposed adjustments to the manner in which any Tax of a Company or a Subsidiary is determined; (ii) to the knowledge of the Company, no audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Governmental or Regulatory Authority; (iii) except with respect to the Change of Control Agreements listed in the Disclosure Schedule (the "Change of Control Agreements"), the 1993 Stock Incentive Plan, the Directors' Stock Option Plan and the 1987 Restricted Stock Plan, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement that would result, individually or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any "excess parachute payments" within the meaning of Section 280G of the Code; and (iv) except with respect to the 1993 Stock Incentive Plan, the Directors' Stock Option Plan and the 1987 Restricted Stock Plan, no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under
Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement. No claim has been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

    (d) Neither the Company nor any Subsidiary has ever (i) joined in or been required to join in the filing of a consolidated or combined federal, state or local income Tax Return with respect to which the Company or a Subsidiary could be liable for the Taxes of a person other than the Company or the Subsidiaries or (ii) been the subject of a Tax ruling or a closing agreement with respect to Taxes with any Governmental or Regulatory Authority that has continuing effect. Neither the Company nor any Subsidiary is a party to any tax sharing or tax allocation agreement or arrangement pursuant to which it could be liable for Taxes of a person other than the Company or the Subsidiaries. Neither the Company nor any Subsidiary has agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

    3.11 ERISA and Related Matters.
    (a) Each Employee Plan (defined below) has been maintained and administered in compliance with its terms and with the requirements of applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except where the failure to comply would not have a Material Adverse Effect. There is no litigation, administrative or arbitration proceeding, or other dispute pending or, to the Company's knowledge, threatened that involves any Employee Plan or Benefit Arrangement (defined below) that could reasonably be expected to have a Material Adverse Effect or a material adverse effect on any employee or director of the Company or its Subsidiaries or on any fiduciary (as defined in ERISA Section 3(21)) of such Employee Plan or Benefit Arrangement.

    (b) The Company and its Subsidiaries do not maintain and have never maintained nor been required to contribute to an "employee benefit plan" as defined in Section 3 of ERISA that is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA.

    (c) Neither the Company, its Subsidiaries nor any of their shareholders, directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject the Company or any of its Subsidiaries to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, except for such taxes, penalties or liabilities that would not have a Material Adverse Effect.

    (d)  As used herein:

         (i) "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, cafeteria plan benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits), other than an Employee Plan, that is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries.

         (ii) "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by the Company or any of its Subsidiaries and (C) covers any employee or former employee of the Company or any of its Subsidiaries.

    3.12 Environmental Matters.

    (a) Each of the Company and its Subsidiaries has obtained all material licenses, permits, authorizations, approvals and consents from all Governmental or Regulatory Authorities ("Environmental Permits") that are required in respect of its business or operations under any applicable Environmental Law (defined below), and each of such Environmental Permits is in full force and effect.

    (b) Each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    (c) (i) No site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or remediation.

         (ii) Neither the Company nor any of its Subsidiaries has received any written notice of any actual or alleged violation of any Environmental Law with respect to any of its facilities, except a violation or violations that, individually, or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

         (iii) The Company and its Subsidiaries are not subject to any material outstanding agreements or orders with any Governmental or Regulatory Authority or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material.

         (iv) Neither the Company nor any of its Subsidiaries has received any written notice or request for information pertaining to a response action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by them, except for notices or requests that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

         (v) No Hazardous Material is present (except in quantities for retail sale to consumers or for store maintenance) or has been Released (defined below) at, on, about, under, or from any of the Company or any of its Subsidiaries' sites or facilities, now or previously owned, operated or leased by them, except in compliance with Environmental Law (defined below), and except for the presence of Hazardous Material or such Release(s) which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    (d) No liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility owned, operated or leased by the Company or any of its Subsidiaries, except for those the reports of which have been made available to Parent prior to the execution of this Agreement.

    (f) No sites or facilities, now or previously owned, operated or leased by the Company or any of its Subsidiaries, have or had at the time of ownership, operation, or leasing, any (i) underground storage tanks, (ii) friable asbestos,
(iii) polychlorinated biphenyls ("PCBs"), or (iv) chlorofluorocarbons ("CFCs"), except in circumstances which could not reasonably be expected to have individually or in the aggregate a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    (g)  As used herein:

         (i) "Environmental Law" means any Law or Order relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

         (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs, and CFCs; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

         (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

         (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental or Regulatory Authority, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat, or in any other way ameliorate or address any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or
(D) bring the applicable party into compliance with any Environmental Law.

    3.13 Information Supplied.
    (a) The Schedule 14D-9 will not, on the date of its filing with the SEC and the date it is first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

    (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion in, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC into, the Schedule 14D-1 and the Offer Documents will, on the date the
Schedule 14D-1 and the Offer Documents are filed with the SEC or on the date they are first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (c) The Company (and Parent and Sub, with respect to written information supplied by either of them specifically for use in the Schedule 14D-9) shall promptly correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company shall take all steps necessary to cause such document as so corrected to be filed with the SEC and disseminated to the Company's shareholders to the extent required by applicable federal securities laws.

    3.14 Real Property.
    (a) Section 3.14(a) of the Disclosure Schedule contains a list of all real property or interests in real property owned or leased by the Company and its Subsidiaries. Copies of all leases so listed, including all modifications, amendments and supplements thereto, have heretofore been made available to Parent and all such leases are in full force and effect in accordance with their respective terms.

    (b) There are no existing defaults or events that, with notice or lapse of time or both, would constitute defaults, under any such leases, except for defaults that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company's ability to continue to operate the relevant properties as currently operated. Neither the consummation of the Offer nor the Merger shall cause the termination of any such leases, or have a material adverse effect on the rights thereunder of the Company or its Subsidiaries.

    (c) The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the leased properties. The Company or its relevant Subsidiary has good and valid title to the leasehold estate in each property leased by it, except for (i) mortgages and encumbrances that secure indebtedness that are properly reflected on the Company Financial Statements; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after the date of the Company Financial Statements, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such property.

    (d) The Company has good and marketable fee title to the real property interests owned by it, except for (i) mortgages and encumbrances that secure indebtedness that are properly reflected on the Company Financial Statements;
(ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after the date of the Company Financial Statements, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such property.

    (e) The Company or its Subsidiaries are not in material violation of any zoning, building or safety ordinance, regulation or requirement or other Law applicable to the operation of the owned real properties or leased properties likely to impede the normal operation of the business of the Company or its Subsidiaries, and the Company or its Subsidiaries have not received any written notice of any such violation with which such recipient has not complied.

    (f) There are no pending, or, to the knowledge of the Company, threatened condemnation or similar proceedings relating to any of the owned real properties or leased properties of the Company or its Subsidiaries.

    3.15 Labor Matters. Except as set forth in Section 3.15 of the Disclosure Schedule, (a) there is no unfair labor practice complaint against the Company or any Subsidiary pending or to the knowledge of the Company threatened before the National Labor Relations Board; (b) there is no labor strike, dispute, slow down or stoppage actually pending or, to the knowledge of the Company,
                                     19
threatened against or involving the Company or any Subsidiary; and (c) no private agreement restricts the Company or any Subsidiary from relocating, closing or terminating any of their operations or facilities. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company, there are no organizational efforts underway involving employees of the Company or any of its Subsidiaries, except in each case activities that would not, individually or in the aggregate, have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    3.16 Contracts; Certain Agreements.
    (a) Except (i) as disclosed in the SEC Filings, (ii) documents identified in Section 3.16(a) of the Disclosure Schedule, (iii) the leases identified in
Exhibit 3.14 to the Disclosure Schedule and (iv) purchase orders issued for inventory and supplies in the ordinary course of business, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred that, with notice or lapse of time or both, could reasonably be expected to result in a default under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except for breaches, violations and defaults that individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    (b) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, except for the Change of Control Agreements and agreements pursuant to the Directors' Stock Option Plan, the 1993 Stock Incentive Plan and the 1987 Restricted Stock Plan, (iii) employment agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries, except for the Company's employment agreement with David W. Morrow dated as of January 1, 1997, or (iv) agreement or plan, including any stock option, stock appreciation right, restricted stock, stock purchase plan or Benefit Arrangement, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except for those listed in clause (ii) above. Each of the Agreement among Shareholders dated October 8, 1987 and the Agreement among Shareholders dated October 14, 1988, each by and among the Company and the shareholders named therein, as amended, are terminated in their entirety and have no further force or effect.

    (c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not result in payments (including any gross-up payments in respect of any "excess parachute payments" within the meaning of Section 280G of the Code) under the agreements referred to in Section 3.16(b)(ii).

    3.17 Absence of Certain Liabilities.   Except for matters reflected or
reserved against in the balance sheet for the period March 29, 1997 included in the Company Financial Statements, neither the Company nor any of its Subsidiaries had at that date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, whether or not required by generally accepted accounting principles to be reflected in a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practices and (ii) have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.

    3.18 Opinion of Financial Advisor. The Company has received a written opinion dated July 7, 1997 from its financial advisor, CSFBC that, as of such date, and on the basis of and subject to the matters set forth therein, the Per Share Price was fair from a financial point of view to the Company's shareholders and such opinion shall not have been (i) withdrawn or (ii) modified or amended in a manner that is adverse to Parent, Sub or the Offer, it being understood by the Company, Parent and Sub that CSFBC has not been, and is not expected to be, asked to update its opinion and shall have no express or implied obligation to do so, and provided that any advice of CSFBC contemplated by
Section 5.2(a) shall not be deemed to be such a withdrawal, modification or amendment. A copy of such opinion has been provided to Parent.

    3.19 Takeover Statute. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not cause to be applicable to the Company any "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under Alabama law.

    3.20 Insurance. There are no material retroactive premium adjustments under any of the Company's insurance policies or other insurance arrangements with third parties.

    3.21 Intellectual Property.

    (a) The Company, directly or indirectly, owns, licenses or otherwise possesses (or has applied for), legally enforceable rights to use as they are currently used in the conduct of the Company's business all trademarks, trade names, service marks, trade dress, logos and designs and any and all registrations and applications therefor (and all goodwill associated therewith), all copyrights, whether or not registered, all patents and any applications therefor, computer software and tangible or intangible proprietary information or material (the "Company Intellectual Property

Rights"), except where the failure to so own, be licensed or otherwise possess legally enforceable rights to use could not reasonably be expected to have a Material Adverse Effect.

    (b) Section 3.21 (b) of the Disclosure Schedule sets forth a complete and accurate list of the Company's (i) registered trademarks, trade names, service marks and copyrights, and (ii) patent applications or issued patents. Except as set forth in Section 3.21(b) of the Disclosure Schedule, no claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person, (i) that the manufacture, use, sale or licensing by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, trade secret, service mark, or other proprietary right of any person, (ii) against the use by the Company or any of its Subsidiaries of any material trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company and its Subsidiaries as currently conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks, patents, and copyrights owned or held by the Company are valid and subsisting and not subject to cancellation or abandonment proceedings. No claims or actions have been asserted or are threatened by the Company against any person with regard to the Company Intellectual Property Rights and, to the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its subsidiaries, that could reasonably be expected to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger.
No Company Intellectual Property Right or product of the Company or any of its Subsidiaries is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

    3.22 Certain Agreements. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of the Company directly or through any of its Subsidiaries to compete in any line of business or with any person in any geographic area during any period of time.

    3.23 Indemnification Claims. The Company is not aware of any indemnification, breach of contract or similar claim by or against the Company or any of its Subsidiaries that is pending or threatened (or that could be reasonably expected to be made in the future), in each case in excess of $250,000 in amount, with respect to any acquisition by the Company after January 1, 1992.

    3.24 Prior Negotiations. The Company, CSFBC and the Company's other advisors and representatives have not been involved in substantive discussions with any group or person (or any of their respective affiliates or associates) or their representatives, or furnished material confidential information (including the offering memorandum prepared by the Company) to any such group or person (or any of their respective affiliates or associates) or their representatives, in connection with a possible takeover proposal except for such groups or persons which have executed and delivered to the Company a customary confidentiality agreement (containing "standstill" provisions that are
                                     22
substantially similar to the analogous provisions in the Confidentiality Agreement (as defined in Section 9.11)).

                                      ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Each of Parent and Sub represents and warrants to the Company as follows:

    4.1 Organization of Parent and Sub. Parent and Sub are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all requisite corporate power and authority to own their respective properties and carry on their respective businesses as now being conducted. Parent and Sub are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a material adverse effect on Parent or Sub. Parent has delivered to the Company correct and complete copies of the certificates of incorporation and bylaws of Parent and Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted only such operations as are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

    4.2 Authority Relative to this Agreement. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate (including shareholder) action on the part of Parent and Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Sub, and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreement of Parent and Sub enforceable in accordance with its terms.

    4.3  Non-Contravention; Approvals and Consents.
    (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of, or result in the creation or imposition of any lien upon any of the assets or properties of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of the Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph

(b) of this Section, (x) any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, (y) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, or (z) any employee benefit plan of Parent or any Subsidiaries; except, with respect to the foregoing clauses (x), (y) and (z) those that, individually or in the aggregate, (I) could not reasonably be expected to adversely affect the ability of Parent and Sub to consummate the transactions contemplated hereby or (II) occur as a result of the regulatory status of the Company or its Subsidiaries, and except for the consent of the holders of a majority in principal amount outstanding of its 12% Senior Notes due 2006 issued pursuant to the Indenture dated as of March 5, 1996 described on Annex A.

    (b)  Except for (i) the premerger notification requirements of the HSR Act,
(ii) the requirements of the Exchange Act, any relevant national securities exchange and the Nasdaq Stock Market, (iii) the filing of appropriate documents relating to the Merger required by the ABCA, and (iv) the consent of the holders of a majority in principal amount outstanding of its 12% Senior Notes due 2006 issued pursuant to the Indenture dated as of March 5, 1996 described on Annex A, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other person is necessary or required, under any of the terms, conditions or provisions of any Law or Order or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, except those that the failure to make or obtain, individually or in the aggregate, (I) could not reasonably be expected to adversely affect the ability of Parent and Sub to consummate the transactions contemplated hereby or (II) occur as a result of the regulatory status of the Company or its Subsidiaries.

    4.4  Legal Proceedings.   (i) There are no actions, suits, arbitrations,
proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, could reasonably be expected to adversely affect the ability of Parent and Sub to consummate the transactions contemplated hereby, and (ii) neither Parent nor any of its Subsidiaries is subject to any Orders that, individually or in the aggregate, could reasonably be expected to adversely affect the ability of Parent and Sub to consummate the transactions contemplated hereby.

    4.5 Financing. Parent has received bridge financing commitments aggregating at least $350 million, which is sufficient to pay the aggregate amount payable in respect of the Shares upon the consummation of the Offer and the Merger.
                                     24

    4.6  Information Supplied.
    (a) The Schedule 14D-1 and the Offer Documents will not, on the date filed with the SEC and first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC. The
Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

    (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC into, the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC and first published, sent or given to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (c) Parent and Sub (and the Company, with respect to written information supplied specifically for use in the Schedule 14D-1 and the Offer Documents) shall promptly correct the Schedule 14D-1 and the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and Parent and Sub shall take all steps necessary to cause such documents as so corrected to be filed with the SEC and disseminated to the Company's shareholders to the extent required by applicable federal securities laws.

                                      ARTICLE V
                               COVENANTS OF THE COMPANY

    5.1 Conduct of Business by the Company Pending the Merger. Except as described on the Disclosure Schedule or as otherwise contemplated by this Agreement, prior to the Effective Time, unless Sub shall otherwise agree in writing (provided, however, that following the appointment of Sub's designees to the Company's Board of Directors pursuant to Section 1.3, Sub shall be deemed to have consented to all actions taken by the Company thereafter, except actions, if any, directed or caused by those directors who were not so designated by the Sub or by the Board of Directors of the Company prior to the appointment of such designees):
    (a) The business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practices.

     (b) The Company shall use all commercially reasonable efforts to preserve intact in all material respects the business organization of the Company and its Subsidiaries, to keep available the services of its and their present officers and employees and to preserve the goodwill of those having business relationships with it and its Subsidiaries.

    (c) Except as permitted in Section 5.3, the Company shall not, and shall not permit any of its Subsidiaries to (i) amend its articles of incorporation or bylaws (or comparable charter documents); (ii) split, combine, reclassify or take similar action with respect to any of its capital stock; (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, other than, in the case of the Company, shares of capital stock and Rights issuable pursuant to the Rights Agreement and Shares issuable upon the exercise of outstanding options to purchase an aggregate of 455,050 Shares pursuant to the 1993 Stock Incentive Plan and the Directors' Stock Option Plan; (iv) purchase, redeem or otherwise acquire any Shares or any other shares of its capital stock of any class; or (v) declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to Shares or any other shares of its capital stock of any class; or (vi) make any commitment to do any of the foregoing, except for (A) the declaration and payment of dividends by a wholly-owned Subsidiary of the Company solely to the Company and (B) the declaration and payment of regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment dates) in no event to exceed $0.11 per Share per fiscal quarter.

    (d)  The Company shall not, and shall not permit any of its Subsidiaries to
(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment in any other person, either by purchase of stock or securities, contribution to capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any material amount of property or assets; (ii) other than sales of inventory in the ordinary course of its business consistent with past practices and other than the sale of surplus real estate, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its assets or properties; (iii) incur any indebtedness for borrowed money other than borrowings in the ordinary course of business under existing lines of credit (or under any refinancing of such existing lines of credit), or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a wholly-owned Subsidiary); (iv) make any capital expenditure or commitment for additions to plant, property or equipment constituting capital assets except expenditures pursuant to commitments existing as of the date of this Agreement and reflected in Section 5.1(d) of the Disclosure Schedule or included in the Company's budgets for fiscal years 1997 and 1998 as described in Section 5.1(d) of the Disclosure Schedule; (v) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve (except changes that may be necessary or appropriate in order to comply with a change in generally accepted accounting principles that takes effect after the date of this Agreement); (vi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than (A) the payment, discharge or satisfaction of liabilities in the ordinary course consistent with past practices and (B) costs relating to this Agreement and the transactions contemplated hereby; (vii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that, notwithstanding the foregoing, nothing herein shall prohibit the Company from financing, constructing, equipping, supplying, staffing and opening new stores and remodeling existing stores for which commitments have been entered into by the Company prior to the date hereof and which commitments are reflected in Section 5.1(d) of the Disclosure Schedule.

    (e) Neither the Company nor any of its Subsidiaries shall (i) enter into any new severance or change of control agreement, or any employment agreement;
(ii) amend any existing employment contract or change of control or severance agreement; (iii) grant any increases in compensation or benefits other than increases in the ordinary course consistent with past practices; (iv) adopt any new Employee Plan or Benefit Arrangement; (v) make any change in or to any existing Employee Plan or Benefit Arrangement, other than such changes as are required by Law or that, in the opinion of its counsel, are necessary or advisable to maintain the tax-qualified status of such Employee Plan or Benefit Arrangement; (vi) make any grants, awards or distributions under any Employee Plan or Benefit Arrangement, other than those grants, awards or distributions required to be made under such Employee Plans or Benefit Arrangements as in effect on the date of this Agreement; or (vii) make any amendment to any provision of any outstanding grant or award.

    (f) The Company shall not cause any of the Company's representations or warranties that are subject to a materiality qualification to become untrue and shall not cause any of the Company's representations and warranties that are not so qualified to become untrue in any material respect.

    5.2  No Solicitation
    (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any takeover proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person or group (as those terms are defined in Section 9.2) any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any takeover proposal, provided, however, that prior to the expiration of the Offer, upon receipt by the Company of a bona fide written unsolicited takeover proposal to purchase all the Shares outstanding for (A) a cash amount per Share in excess of the Per Share Price or (B) consideration which is not all cash that the Company has determined reasonably and in good faith to be in excess of the Per Share Price and that CSFBC has advised the Company in writing is in excess of the Per Share Price (a copy of which advice has been furnished by the Company to Parent), in either case by a group or person (or any of their respective affiliates or associates) who (x) within the past 12 months has not executed and delivered to the Company a confidentiality agreement and whose failure to execute a confidentiality agreement does not constitute a breach of Section 3.24 hereof (any such person or group a "New Bidder") and (y) in the good faith reasonable judgment of the Board of Directors after consultation with CSFBC possesses the financial wherewithal reasonably to be capable of consummating the takeover proposal (a "superior proposal"), following notice to Parent as required by Section 5.2(c), the Company may participate in negotiations with a New
Bidder regarding the superior proposal and furnish information with respect to the Company pursuant to a customary confidentiality agreement (containing "standstill" provisions no less onerous than in the Confidentiality Agreement (as defined in Section 9.11)). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, "takeover proposal" means any proposal for a tender offer, merger or other transaction involving any Change in Control described in Section 8.3(b)(i) or (iii).

    (b) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors nor any such committee of this Agreement, the Offer or the Merger, (ii) approve or recommend any takeover proposal, (iii) enter into any agreement with respect to any takeover proposal, (iv) amend the Rights Agreement, redeem the Rights or waive any other anti-takeover provisions (including Article Eleven of the Company's Articles of Incorporation) or otherwise facilitate any other takeover proposal in any respect, or (v) terminate this Agreement in connection with any takeover proposal. Notwithstanding the foregoing, in the event the Board of Directors receives a superior proposal from a New Bidder or any other group or person which the Board of Directors determines in its good faith reasonable judgment (and based on the written advice of CSFBC) to be more favorable to the Company's shareholders than the Offer and Merger, the Board of Directors may (subject to the following sentence): (A) withdraw or modify its approval or recommendation of this Agreement, the Offer and the Merger taken together, (B) recommend any such superior proposal, or (C) solely with respect to such a superior proposal submitted by a New Bidder, terminate this Agreement in order to enter into an agreement with respect to such a superior proposal or amend the Rights Agreement, redeem the Rights or waive any other anti-takeover provisions in respect of such superior proposal and otherwise facilitate such proposal, in each case (subject to Section 8.1(b)(iv)) at any time following Parent's receipt of written notice of the Company's intent to take the actions described in clauses (A), (B) and/or (C) above (a "Section 5.2(b) Notice") advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person or group making such superior proposal. The Company may deliver the Section 5.2(b) Notice and take any of the foregoing actions described in clauses (A), (B) and/or (C) only if (i) the Company is not otherwise in material breach of this Agreement and (ii) the Company pays to Parent concurrent with the delivery of the Section 5.2(b) Notice the Termination Fee and the Expense Fee (as defined in Section 8.3).

    (c)  In addition to the obligations of the Company set forth in paragraph
(b) above, the Company shall promptly advise Parent orally and in writing of any takeover proposal, or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal, the material terms and conditions of such takeover proposal or inquiry, and the identity of the person making any such takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such takeover proposal or inquiry and the Company's responses and other actions with respect thereto. The parties understand and agree that the Company shall be entitled to disclose to its shareholders any such information which is required by applicable law (including without limitation the Exchange Act) regarding any takeover proposal. The Company will not amend, modify, waive, or terminate any of the provisions of any confidentiality agreement or "standstill" agreement with any group or person to which the Company or any of its Subsidiaries is a party and shall request the return of any confidential information pursuant to the terms thereof.
The Company agrees that Parent shall be permitted to enforce such agreements on the Company's behalf including seeking equitable relief to the extent available.

    (d) Notwithstanding anything to the contrary contained herein, during the period commencing on the date hereof and ending 180 calendar days following the date of this Agreement, the Company shall not permit any of the actions described in Section 5.2(a) or Section 5.2(b) (except the actions described in clauses (A) and (B) of Section 5.2(b)) involving any person or group, together with their affiliates or associates, who is or should be listed in or referred to in Section 3.24 of the Disclosure Schedule.


    5.3 Company Stock Plans. Prior to the Effective Time, the Company may elect to accelerate the exercisability of options granted and outstanding prior to the date of this Agreement under the Directors' Stock Option Plan and the 1993 Stock Incentive Plan and the vesting of restricted shares granted and outstanding prior to the date of this Agreement under the 1987 Restricted Stock Plan and may waive the two-year holding period for stock issued pursuant to the Director Compensation Plan. In addition, the Company shall have the right prior to the Effective Time to pay to any holder of an outstanding option to purchase Common Stock an amount equal to the difference between the Per Share Price and the per Share exercise price of a stock option held by such holder multiplied by the number of Shares then subject to such option (whether or not then exercisable), less any amounts required to be withheld under the Code or any provision of state, local or foreign tax law, in exchange for the surrender and cancellation of such stock option.
The Company shall use its commercially reasonable best efforts to cause all options to be exercised prior to the Effective Time. The Company has been advised by its directors that they will exercise all options held by them prior to the consummation of the Offer. Prior to the Effective Time, the Company may adopt any amendments to its Directors' Stock Option Plan, 1993 Incentive Compensation Plan or 1987 Restricted Stock Plan or any agreements thereunder as may be necessary or appropriate to effectuate the foregoing, provided that no such amendment may reduce the per Share exercise price of such options. In addition, the Company may terminate or amend the Director Compensation Plan to eliminate future issuances of stock.

                                     ARTICLE VI
                                 ADDITIONAL COVENANTS

    6.1  Proxy Statement and Special Meeting.
     (a) Promptly after consummation of the Offer, the Company shall prepare and file with the SEC, if required by the rules of the SEC, a preliminary proxy statement, together with a form of proxy, or information statement, with respect to the special meeting of the Company's shareholders at which the shareholders of the Company will be asked to approve the Merger (the "Special Meeting"). The Company shall use its best efforts to have the proxy statement or information statement cleared by the SEC and, as promptly as practicable thereafter, subject to compliance with the rules and regulations of the SEC, the Company shall mail a definitive proxy statement or information statement to shareholders of the Company (such proxy or information statement and all amendments or supplements thereto, if any, the "Proxy Statement"). Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. The Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for additional information, and promptly shall provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to SEC comments and requests for additional information before they are sent to the SEC.
Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests for information from the SEC and to cause the Proxy Statement to be mailed at the earliest practicable time to the Company's shareholders entitled to vote at the Special Meeting.

    (b) Promptly after consummation of the Offer, the Company shall take all action necessary, in accordance with the ABCA and its Articles of Incorporation and Bylaws, to convene the Special Meeting.

    (c) Subject to the fiduciary obligations of the Board of Directors under applicable law, (i) the Proxy Statement shall contain the recommendation of the Board of Directors that the shareholders of the Company vote to approve the Merger, and (ii) the Company shall, if proxies are solicited, use its best efforts to solicit from its shareholders proxies in favor of such approval and to take all other action reasonably necessary or helpful to secure the vote or consent of shareholders required to effect the Merger.

    (d) At the Special Meeting, Parent and its direct and indirect Subsidiaries shall vote, or cause to be voted, all of the Shares then owned by any of them in favor of the Merger.

    6.2  HSR Matters.

    (a) No later than seven business days after the date of this Agreement, Parent, Sub and the Company shall file (or cause their Ultimate Parent Entities as defined in the HSR Act to file) with the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") the appropriate notification and report forms under the HSR Act with respect to the transactions contemplated by this Agreement. Parent, Sub and the Company shall comply, and Parent and Sub shall cause their Ultimate Parent Entities to comply, at the earliest practicable date with any request from the FTC or the DOJ for additional information or documentation with respect to such filing. To the extent permitted by law, Parent, Sub and the Company shall request, and Parent and Sub shall cause their Ultimate Parent Entities to request, that the FTC and DOJ treat as confidential the information so submitted.

    (b) Subject to the terms and conditions of this Section 6.2, Parent and Sub shall, and shall cause their Ultimate Parent Entities to, use their commercially reasonable best efforts to (i) resolve diligently and expeditiously any objections that may be asserted by the FTC or the DOJ with respect to the transactions contemplated by this Agreement ("Objections"), and (ii) obtain the termination of the waiting period under the HSR Act, in each case prior to the initial expiration date of the Offer or, if not possible by such date, as soon as practicable thereafter.

    (c) Parent, Sub and the Company shall cooperate fully and in good faith in connection with overcoming Objections, and (i) each of Parent, Sub and the Company shall promptly inform the other of any material communication made by such party to, or received by such party from, the FTC or the DOJ, and (ii) Parent shall keep the Company informed of any material discussions between Parent and/or Sub and the FTC and/or the DOJ regarding this Agreement. Parent and Sub shall cause their Ultimate Parent Entities to cooperate fully in connection with the foregoing matters in this Section.

    (d) Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Parent or Sub (i) to initiate or defend any litigation to which any Governmental or Regulatory Authority (including the DOJ and the FTC) is a party, (ii) to agree or otherwise become subject to any material limitations on (A) the right of the Parent or Sub, or their affiliates effectively to control or operate the business, assets, or operations of the Company, (B) the right of Parent, Sub, or its affiliates to acquire or hold the business, assets, or operations of the Company, (C) the right of Parent or Sub to exercise full rights of ownership of the shares of Common Stock of the Company acquired by Parent or Sub including, without limitation, the right to vote any shares held by Parent or Sub on all matters properly presented to the Company's shareholders, or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets, or operations of the Company, Sub or the Parent, except, in connection with the proposed resolution of any Objections, for the sale or disposal of such of the Company's supermarkets (or, in lieu thereof, supermarkets of Parent) that did not in the aggregate generate in excess of $2.7 million of net earnings before interest, tax, depreciation and amortization for the fiscal year ended June 29, 1997 (based upon the Company's books and records for such supermarkets by location) ("EBITDA"). (If Parent is required to divest a Parent store, the EBITDA of the closest Company store shall be used in calculating the $2.7 million.)

    6.3 Publicity. Neither Parent, Sub or their respective representatives nor the Company or its representatives shall disclose to any person (including by means of a press release) any information relating to this Agreement and the transactions contemplated hereby, except as expressly permitted hereby or to the extent reasonably appropriate to accomplish the purposes of this Agreement, without obtaining the prior consent of Parent or the Company, as the case may be, which shall not be unreasonably withheld; provided, however, that nothing in this Section shall prohibit any party from making any disclosure that its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the applicable rules of the SEC, any state securities authority, any securities exchange or the Nasdaq Stock Market, as long as such party makes a good faith effort to consult with the other party prior to such disclosure. This Section shall supersede the provisions of paragraph 2 of the Confidentiality Agreement (defined in Section 9.11).

    6.4  Investigation; Confidentiality.
    (a) The Company shall give to Parent and Sub and their respective representatives full access upon reasonable prior notice and during normal business hours, to all officers, employees, agents, attorneys, accountants, assets, properties, books and records of the Company and its Subsidiaries, and shall cause its and its Subsidiaries' officers and independent auditors to furnish to such persons such financial and operating data and other information, including access to the working papers of its independent auditors, with respect to its business and properties and the business and properties of its Subsidiaries as such persons shall from time to time reasonably request; provided, however, that in conducting their investigation, Parent and Sub and such representatives may not interfere unreasonably with the business and operations of the Company and its Subsidiaries. Information obtained pursuant to the immediately preceding sentence shall constitute "Confidential Information" under the Confidentiality Agreement, subject to paragraph 4 of such Agreement. This Section shall supersede the first sentence of paragraph 6 of the Confidentiality Agreement and the Company shall not be entitled to request the return of Confidential Information pursuant to paragraph 3 of such Agreement unless and until this Agreement terminates.

    (b) Parent and Sub shall, upon request by the Company, provide the Company, its counsel, accountants and other authorized representatives with such information concerning Parent or Sub as may be reasonably necessary for the Company to ascertain the accuracy and completeness of the information supplied by or on behalf of Parent or Sub for inclusion in the Schedule 14D-1, Schedule 14D-9 and the Proxy Statement and to verify Parent's and Sub's performance of and compliance with their respective representations, warranties and covenants herein contained. Except as and to the extent required by law, the Company shall keep confidential any information furnished to it pursuant to the preceding sentence that is reasonably designated as confidential at the time of delivery.

    6.5  Directors' and Officers' Indemnification and Insurance.
    (a) The Company, and from and after the Effective Time, the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and (i) relates to or arises out of any action or omission occurring or allegedly occurring at or prior to the Effective Time, or (ii) is based in whole or in part on, arises in whole or in part out of, or pertains in whole or in part to, this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law. To the extent that any indemnification is sought pursuant to this Section 6.5(a), the Indemnified Party will promptly notify the Parent of any claim, action, suit, proceeding, or investigation for which it may seek indemnification under this Section 6.5; and in the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation will have the right to assume the defense thereof, and neither Parent nor the Surviving Corporation will be liable to such Indemnified Parties for any legal expenses of other counsel subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that an Indemnified Party will have the right to retain separate counsel, reasonably acceptable to the Parent, at the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Company or Parent, or their respective successors, and the representation of such parties by the same counsel would be proscribed under applicable standards of professional conduct; provided that, (i) neither the Parent nor the Surviving Corporation will be responsible for the legal expenses of more than one law firm in connection with any one matter, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) neither the Parent nor the Surviving Corporation will be liable for any settlement effected without its prior written consent; provided, however, that notwithstanding the foregoing, neither the Parent nor the Surviving Corporation will have any obligation under this Section 6.5 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

    (b) Except as required by applicable Law or legal process, Parent, Sub and the Company will not take any action so as to amend, modify or repeal the provisions for exculpation of directors or indemnification of directors or officers contained in the articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries in such a manner as would adversely affect in any material respect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be exculpated or to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time. The Company will honor in accordance with their respective terms each of the indemnity agreements between the Company and each of its directors as in effect on the date of this Agreement and shall not terminate such agreements prior to the Effective Time.

    (c) The Company shall, and after the consummation of the Offer, Parent shall cause the Company to, until the sixth anniversary of the Effective Time and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies providing at least the same coverage amounts and containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred or are alleged to have occurred at or prior to the Effective Time; provided that the Company shall endeavor to obtain such coverage at the lowest premium cost reasonably available and that the Company shall not, and Parent shall not be obligated to cause the Surviving Corporation to, pay an aggregate (whether over time or on a one-time basis) premium in excess of $600,000.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the ABCA, any indemnity agreement, the articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or otherwise.

    6.6 Change of Control Agreements. The Company will, and after the consummation of the Offer Parent shall cause the Company to, honor in accordance with their respective terms each of the Change of Control Agreements (defined in Section 3.10) as in effect on the date of this Agreement.

    6.7 Fees and Expenses. Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, subject to Sections 5.2, 8.1, 8.2 and 8.3.

    6.8 Conduct of Business of Sub. Parent shall cause Sub to perform its obligations under this Agreement in accordance with its terms.

    6.9 Cooperation. Subject to the terms and conditions of this Agreement (including, without limitation, Sections 1.1 and 6.2 and Annex A) Parent, Sub and the Company shall cooperate with each other and use their respective commercially reasonable best efforts to cause the conditions to the Offer in Annex A to be met as soon as reasonably practicable. The Company shall cooperate with Parent's reasonable requests for assistance in connection with Parent's transition planning and related activities prior to the Effective Time.

    6.10 Post-Offer Action. As soon as practicable following consummation of the Offer, Parent and Sub shall use their commercially reasonable best efforts to cause the conditions to the Merger set forth in Article VII to be met and to consummate the Merger, subject to the terms of this Agreement.

    6.11 Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and its directors directly relating to any of the transactions contemplated by this Agreement until the purchase of Shares pursuant to the Offer, and thereafter shall give Parent the opportunity to direct the defense of such litigation and, if Parent so chooses to direct such litigation, Parent shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld; and provided further that no settlement requiring a payment by a director shall be agreed to without such director's consent.

                                     ARTICLE VII
                              CONDITIONS TO THE MERGER

    The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

    (i) Sub shall have purchased all Shares validly tendered pursuant to the Offer;

    (ii) This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the ABCA;

    (iii) No Governmental or Regulatory Authority shall have issued an Order or ruling or taken any other action declaring illegal or otherwise prohibiting the Merger; and

    (iv) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time.

                                     ARTICLE VIII
                          TERMINATION, AMENDMENT AND WAIVER

    8.1 Termination. Subject, in the case of the Company, to any approval of Independent Directors required by Section 1.3(c), this Agreement may be terminated at any time (upon written notice to the other parties hereto) prior to the Effective Time, whether before or after approval by the shareholders of the Company:

    (a) by mutual written consent of the Boards of Directors of the Company, Parent and Sub;

    (b)  by the Company,

         (i)  if the Offer has not been commenced timely in accordance with
Section 1.1, provided that such failure shall not have been corrected on the next business day;

         (ii) if any representation or warranty made by Parent and/or Sub in this Agreement shall not be true and correct, which materially and adversely affects the consummation of the Offer, and such breach is not capable of being cured or is not cured by Parent and/or Sub prior to the expiration of the Offer;

         (iii) if Parent or Sub shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by this Agreement to be performed or complied with by it, and such breach is not capable of being cured by Parent and/or Sub or is not cured prior to the expiration of the Offer;

         (iv) as provided in Section 5.2 in respect of a superior proposal, provided that (x) the Company shall have paid Parent the Termination Fee and the Expense Fee and (y) Parent or Sub does not make within three business days of receipt of the Section 5.2(b) Notice an offer that the Company's Board of Directors believes in good faith after consultation wih its legal counsel and financial advisors, is at least as favorable, from a financial point of view, to the Company's shareholders as such other other bidder's offer; provided, however, that if subsequent to the payment of the Termination Fee and the Expense Fee and prior to the termination of this Agreement, Parent or Sub makes an offer that the Company's Board of Directors believes in good faith after consultation with its legal counsel and financial advisors, is at least as favorable, from a financial point of view, to the Company's shareholders as such other bidder's offer, Parent and Sub shall, upon written request of the Company, return the Termination Fee and the Expense Fee once the Company shall have approved and recommended Parent's and Sub's amended offer and shall have rescinded any actions taken with respect to such superior proposal pursuant to clauses (A), (B) and (C) of Section 5.2(b);

    (c) prior to the purchase of Shares by Sub pursuant to the Offer, by Parent or Sub, if

         (i) any representation or warranty made by the Company in this Agreement that contains a materiality qualification shall not be true and correct, or any representation or warranty made by the Company in this Agreement that is not so qualified shall not be true and correct in any material respect, and, in each case, such breach of the representation or warranty is not capable of being cured by the Company or is not cured prior to the expiration of the Offer;

         (ii) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Agreement to be performed or complied with by it and such breach of the agreement or covenant is not capable of being cured by the Company or is not cured prior to the expiration of the Offer.

    (d)  by Parent, Sub or the Company, if

         (i) (x) the Offer shall be terminated or expire in accordance with its terms without the purchase of any Shares pursuant thereto or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer within 90 calendar days following the commencement of the Offer; provided, that Parent and Sub shall not be entitled to terminate for such reason if the cause thereof is a breach by Parent or Sub of any of their obligations under this Agreement and the Company shall not be entitled to terminate for such reason if the cause thereof is a breach by the Company of any of its obligations under this Agreement;

         (ii) any Governmental or Regulatory Authority shall have issued an Order or ruling or taken any other action declaring illegal or otherwise prohibiting the consummation of the Offer or the Merger and such Order shall have become final and nonappealable;

         (iii) if, at the Special Meeting (including any adjournment or postponement thereof), the Requisite Shareholder Approval is not obtained, except that the right to terminate this Agreement under this Section 8.2(d)(iii) will not be available to any party whose willful failure to perform any material obligation or to perform any material condition under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Requisite Shareholder Approval.

    8.2 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent or Sub pursuant to Article VIII, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent or Sub (or any of their respective representatives or affiliates), except that (i) the provisions of Sections 6.3 and 6.4 relating to confidentiality, and 6.7 relating to fees and expenses, and
Section 5.2, Section 8.3, Section 9.11, and, insofar as they relate to the other provisions of this Agreement that survive termination, Sections 9.3 through 9.7, Sections 9.9 and 9.10 and Sections 9.12 and 9.13, and this Section 8.2 will continue to apply following any such termination and (ii) nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement.

    8.3  Termination Payment.
    (a) If (i) Parent or Sub shall have provided the Company with an irrevocable written notice of termination of this Agreement pursuant to Section
8.1 based upon a material wilful breach by the Company of this Agreement (provided that such notice may state that it is subject to payment of the Termination Fee and the Expense Fee by the Company and that, in the event the Termination Fee and Expense Fee are not paid to Parent and Sub within five business days, such termination notice shall be deemed not to have been given and this Agreement shall not terminate as a result of such notice and the Company shall continue to be subject to its obligations to pay the Termination Fee and the Expense Fee as set forth in this Section 8.3) or (ii) any Change in Control shall have occurred during the term of this Agreement, or within 180 days following termination of this Agreement (other than pursuant to (w) Section 8.1(a), (x) Section 8.1(b), (y) Section 8.1(d)(i) if the Offer has expired due to the failure to satisfy any of the conditions in paragraphs (b), (c)(i),
(c)(ii), (c)(iii) or (d) of Annex A, unless in the case of the conditions set forth in paragraphs (b), (c)(i), (c)(ii) or (c)(iii) of Annex A Parent and Sub are diligently pursuing the satisfaction of such conditions and the Company shall not have agreed to Parent's or Sub's written request to extend the Offer beyond the periods prescribed by Section 1.1(b), or (z) Section 8.1(d)(ii), so long as the Company shall not be in breach of this Agreement), then the Company shall promptly, but in no event later than five business days after the first to occur of any such event described in clauses (i) and (ii) above (the "Payment Date"), pay Parent a fee of $7,000,000 (the "Termination Fee") and shall also reimburse Parent and Sub for all out-of-pocket expenses and fees payable by them or their affiliates up to an aggregate of $3,000,000 (including without limitation fees and expenses of all counsel, printers, banks, investment banking firms, and other financial institutions, and their respective agents directly related to the transactions contemplated by this Agreement (including the financing of the transactions contemplated by this Agreement by Parent and Sub or obtaining the required consents of Parent's noteholders) (the "Expense Fee"), such amounts to be paid on the Payment Date in cash in immediately available funds (United States Dollars) by wire transfer to an account designated by Parent in writing not less than one business day prior to the Payment Date. The Termination Fee and the Expense Fee shall, in the alternative, be due under the circumstances provided in Section 5.2. In no event shall the Company be obligated to pay the Termination Fee and the Expense Fee more than once, unless Parent and Sub have previously refunded such Termination Fee and Expense Fee pursuant to Section 8.1(b)(iv) in which case the Termination Fee and Expense Fee shall continue to be payable in the circumstances provided in Section 5.2 and this Section 8.3.

    (b)  As used herein, "Change in Control" means any of the following:

         (i) any person or group (other than Parent or Sub) acquires or beneficially owns, or enters into an agreement with the Company or any of its Subsidiaries to acquire, directly or indirectly, 25% or more of the outstanding Shares or 25% or more of the assets, revenues or earning power of the Company and its Subsidiaries, taken as a whole (it being understood that shares of Subsidiaries constitute assets of the Company for purposes of this Section 8.3);

         (ii) the Company distributes or transfers, or publicly announces its intention to distribute or transfer, to its shareholders, by dividend or otherwise, assets constituting 25% or more of the market value or earning power of the Company on a consolidated basis; or

         (iii) any person or group (other than Parent or Sub) enters into an agreement with the Company or any of its Subsidiaries to consummate, or consummates, directly or indirectly, a tender offer or exchange offer for any Shares or involving a merger, consolidation or other business combination or similar transaction with or involving the Company.

The Company agrees to notify Parent and Sub within five business days of the occurrence of any Change in Control and Parent and Sub shall be entitled to provide wire transfer instructions after receipt of such notice and the Payment Date shall be the next business day after Parent or Sub delivers such wire instructions to the Company.

    (c)  The Company acknowledges that the agreements contained in this Section
8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Parent and Sub would not enter into this Agreement. The parties understand and agree that payment of the Termination Fee and Expense Fee are in addition to all other rights and remedies available to Parent and Sub hereunder, at law or in equity, and that Parent and Sub shall retain and apply the Termination Fee and Expense Fee against all direct and indirect damages suffered by Parent and Sub, whether or not as a result of the occurrence of the events described under Section 8.3(a) above.

    8.4  Amendment.   Subject in the case of the Company to Section 1.3(c),
this Agreement may be amended, supplemented or modified by action taken by the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Requisite Shareholder Approval shall have been obtained, but after such approval only to the extent permitted
by applicable law.   No such amendment, supplement or modification shall be
effective unless set forth in a written instrument duly executed by each party hereto.

    8.5 Waiver. Subject in the case of the Company to Section 1.3(c), at any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                     ARTICLE IX
                                 GENERAL PROVISIONS

    9.1 Non-Survival of Representations, Warranties and Agreements. The representations and warranties of the Company in this Agreement shall not survive the consummation of the Offer, and the other representations and warranties, and the covenants and agreements in this Agreement shall not survive the Effective Time, except for the agreements contained in Article II and
Section 6.5 (relating to directors' and officers' indemnification and insurance) and any other agreement contained herein that expressly contemplates performance after the Effective Time.

    9.2  Certain Definitions.   For purposes of this Agreement, the following
terms have the following meanings:

    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned person;

    (b) "associate" when used to indicate a relationship with any person, has the meaning specified in Rule 405 promulgated under the Securities Act of 1933, as amended;

    (c) "group" includes the meaning specified in Section 13(d)(3) of the Exchange Act;

    (d) "person" includes an individual, corporation, partnership, association, trust, other entity or any unincorporated organization;

    (e) "Significant Subsidiary" means any Subsidiary of the Company that is a "Significant Subsidiary" as such term is used in Regulation S-X or that contributed in excess of $500,000 to the Company's consolidated earnings before income taxes in any of the Company's fiscal years 1995, 1996 or 1997 or would be reasonably likely to contribute such amount in the Company's fiscal year 1998; and

    (f) a "Subsidiary" of a person is any corporation or other incorporated or unincorporated organization more than 50% of the equity interests of which are beneficially owned directly or indirectly by such person or with respect to which such person has the right to exercise control.

    9.3 Notices. Any notices or other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by a nationally recognized overnight delivery service, or transmitted by facsimile transmission (with confirmation of receipt), or five days after dispatch by registered or certified mail, postage prepaid, addressed to the parties at the following addresses or facsimile numbers:

    (a)  If to the Company, to:   Delchamps, Inc.
                                  305 Delchamps Drive
                                  Mobile, AL 36602
         Attention:               Chief Executive Officer
         Facsimile:               (334) 438-4586

         with a copy to:          Jones, Walker, Waechter, Poitevent,
                                  Carrere & Denegre, L.L.P.
                                  201 St. Charles Avenue
                                  New Orleans, LA 70170
         Attention:               L. R. McMillan, II
         Facsimile:               (504) 582-8012

    (b)  If to Parent or Sub, to: Jitney-Jungle Stores of America, Inc.
                                  1770 Ellis Avenue, Suite 200
                                  Jackson, MS  39204
         Attention:               Mr. Michael E. Julian
         Facsimile:               (601) 346-2158

         with a copy to:          Dechert Price & Rhoads
                                  4000 Bell Atlantic Tower
                                  1717 Arch Street
                                  Philadelphia, PA  19103
         Attention:               William G. Lawlor and
                                  David E. Schulman
         Facsimile:               (215) 994-2222

 or such other address as shall be furnished in writing by any party.

    9.4 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    9.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without giving effect to the conflict of laws provisions thereof.

    9.6  No Assignment; Binding Effect.    Subject to Section 2.1, neither
this Agreement nor any right, interest or obligation hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto, and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    9.8  Third Party Beneficiaries.   The terms and provisions of this
Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    9.9  Invalid Provisions.    If any provision of this Agreement is held to
be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

    9.10 Specific Performance. Nothing in this Agreement shall preclude a party from seeking specific performance, injunctive relief or any other remedies not involving the payment of monetary damages in the event of any breach or violation (or threatened breach or violation) of any provision of this Agreement by the other party and each party acknowledges that, in light of the unique benefit to it of its rights under this Agreement, such remedies shall be available in respect of any such breach or violation by it in any suit properly instituted in a court of competent jurisdiction and shall be in addition to any other remedies available at law or in equity to such party.

    9.11 Entire Agreement. The Confidentiality and Standstill Agreement dated as of April 8, 1997 between Parent and the Company (the "Confidentiality Agreement") shall remain in full force and effect except as expressly superseded hereby; provided that if the Company has paid (or is obligated to pay) the Termination Fee and the Expense Fee, the standstill provisions of the Confidentiality Agreement shall terminate. This Agreement (including the Annexes, exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede (with prospective effect only) any other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    9.12 Days. As used herein "day" means calendar day unless business day is expressly specified, and if the last day for timely performance falls on a day that is not a business day, performance may be timely made on the first business day following.

    9.13 Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of both the courts of the States of Delaware and Alabama and of the United States of America located in such States for any actions, suits or proceedings arising out of or relating to this Agreement (and none of such persons shall commence any action, suit or proceeding relating thereto except in such courts). Each such person hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in either the courts of the States of Delaware and Alabama or of the United States of America located in such States.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

                             JITNEY-JUNGLE STORES OF AMERICA, INC.


                             By:  /s/ Michael E. Julian
                                  -------------------------------------
                                  Name:  Michael E. Julian
                                  Title: President/CEO

                             DELTA ACQUISITION CORPORATION


                             By:  /s/ Michael E. Julian
                                  -------------------------------------
                                  Name:  Michael E. Julian
                                  Title: President/CEO

                             DELCHAMPS, INC.


                             By:  /s/ David W. Morrow
                                  -------------------------------------
                                  Name:  David W. Morrow
                                  Title: Chairman of the Board and
                                         Chief Executive Officer

                                                                       Annex A
                               CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or pay for any tendered Shares (subject to Rule 14e-1(c) under the Exchange Act) and may delay in accordance with Section 1.1(b) the acceptance for payment of, or the payment for, any Shares, amend the Offer in accordance with Section 1.1(b) or terminate the Offer (subject to Section 1.1(b)), if

         (a) immediately prior to the expiration of the Offer (as it may be extended in accordance with Article I of the Agreement), there shall not have been validly tendered and not withdrawn pursuant to the Offer a number of Shares such that, upon consummation of the Offer, Sub and its affiliates will beneficially own in the aggregate not less than two-thirds of the Shares outstanding on a fully diluted basis (the "Minimum Condition");

         (b) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent shall have consented or otherwise be barred from purchasing Shares pursuant to the Offer as part of any agreement or other arrangement with any Governmental or Regulatory Authority involving the HSR Act or any other applicable antitrust laws shall not have expired or terminated prior to the expiration of the Offer (as it may be extended in accordance with Article I of the Agreement);

         (c) at any time on or after the date of this Agreement and before the time of payment for any Shares, any of the following events shall have occurred and be continuing:

              (i) there shall be threatened or pending by any Governmental or Regulatory Authority (or the staff of the Federal Trade Commission or the staff of the Antitrust Division of the Department of Justice shall have recommended the commencement of) any suit, action or proceeding, or there shall be pending by any other person any suit, action or proceeding which has a reasonable possibility of success, (A) challenging the acquisition by Parent or Sub of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages or otherwise imposing financial burdens, penalties or fines that are material in relation to the Company and its Subsidiaries, or Parent and its Subsidiaries, in each case taken as a whole, (B) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company or its Subsidiaries, or Parent or its Subsidiaries, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (C) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (D) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling or operating in any material respect the business or operations of the

Company or its Subsidiaries, or (E) which otherwise is reasonably likely to have a Material Adverse Effect;

              (ii) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental or Regulatory Authority or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above, or any governmental consents, orders and approvals legally required for the consummation of the Offer or the Merger shall not have been obtained, and such failure is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (i) above;

              (iii) (A) a general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over the counter market, (B) any change in general, financial, bank or capital market conditions which materially affects the ability of financial institutions to extend credit or syndicate loans, (C) a decline in the Standard & Poor's 500 Index by an amount in excess of 25%, measured from July 3, 1997, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any material limitation (whether or not mandatory) imposed by any Governmental or Regulatory Authority that is reasonably likely to affect the extension of credit by lending institutions in general, or (E) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States which war, hostilities or crisis is reasonably likely to have a Material Adverse Effect or adversely affect the ability of the Company to perform its obligations hereunder or to consummate the Merger or to materially affect Parent's ability to obtain the consents referred to in paragraph (d) below; or in the case of any of the events described in (A) through (E) above existing as of the date hereof, a material acceleration or worsening thereof;

              (iv) any of the representations and warranties made by the Company in the Agreement that are subject to a materiality qualification shall not be true and correct, or any of the representations and warranties made by the Company in the Agreement that are not so qualified shall not be true and correct in any material respect, in each case at any time prior to the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date; provided, however, that if the Company discovers such a breach of a representation or warranty, the Company shall promptly notify Parent and Sub of the nature of such breach and if Parent or Sub discovers such a breach of a representation or warranty, Parent or Sub shall promptly notify the Company of the nature of such breach and provided further that, in the case of breaches that are reasonably capable of being cured prior to the expiration of the Offer, the Company shall have failed to diligently proceed to effect a cure of such breach and, in any event, to cure such breach prior to the expiration of the Offer (including any extensions thereof);

              (v) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Agreement to be performed or complied with by it; provided, however, that if the Company discovers such a breach of an agreement or covenant, the Company shall promptly notify Parent and Sub of the nature of such breach and if Parent or Sub discovers such a breach of an agreement or covenant, Parent or Sub shall promptly notify the Company of the nature of such breach and provided further that, in the case of breaches that are reasonably likely to be cured prior to the expiration of the Offer, the Company shall have failed to diligently proceed to effect a cure of such breach and, in any event, to cure such breach prior to the expiration of the Offer (including any extensions thereof);

              (vi) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any change) that is materially adverse to the condition (financial or otherwise), total assets, total liabilities, business, results of operations or prospects of the Company and its Subsidiaries taken as a whole, including without limitation any such change that prevents Parent and Sub from obtaining the contemplated financing for the Offer and the Merger;

              (vii) the Company shall have delivered (or been obliged to deliver) to Parent a Section 5.2 Notice or there shall have been a Change in Control;

              (viii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors (or any committee thereof) shall have withdrawn or modified (including by amendment of its Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another takeover proposal, or shall have adopted any resolution to effect any of the foregoing; or

              (ix) the Agreement shall have been terminated in accordance with its terms, or Parent or Sub have reached an agreement in writing with the Company providing for termination of the Offer or delay in acceptance of, or payment for, the Shares.

         (d) Parent shall not have obtained prior to the expiration of the Offer an amendment or supplement to the Indenture dated as of March 5, 1996 among Parent, Interstate Jitney Jungle Stores, Inc., an Alabama corporation and successor by merger to JJ (Interstate), Inc., Southern Jitney Jungle Company, a Mississippi corporation and successor by merger to JJ (Southern), Inc., McCarty-Holman Co., Inc., a Mississippi corporation and successor by merger to JJ (McCarty-Holman), Inc., Pump and Save, Inc., a Mississippi corporation and successor by merger to JJ (Pump and Save), Inc., Jitney-Jungle Bakery, Inc., a Mississippi corporation and successor by merger to JJ (Bakery), Inc., and Marine Midland Bank, as Trustee, (and, to the extent necessary, the Notes and Guarantees referred to therein), all with the consent of the holders of such Notes and in accordance with the terms of such Indenture, to increase the amount of permitted indebtedness, restricted payments and investments permitted to be incurred or made, as applicable, by Parent and its Subsidiaries under the Indenture and to make such other changes thereto as are necessary to permit

Parent to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

         (e) Prior to the expiration of the Offer, all of the Company's directors and substantially all of the holders of the Options who are employees of the Company shall have exercised such Options or shall have entered into agreements with the Company to exercise such Options prior to the Effective Time (or such later time as may be specified by Parent) or otherwise permit the Company to "cash-out" the Options as provided in the second sentence of
Section 5.3 of the Agreement.

which (in the case of each of paragraphs (a), (b), (c)(i) through (c)(viii), (d) and (e) above) makes it inadvisable, as determined by Sub in its sole judgment, to proceed with the Offer or with such acceptance for payment of, or payment for, Shares.

         The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent and may be waived by Sub or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Sub or Parent; provided that, without the written consent of the Company, Parent and Sub may not reduce the Minimum Condition to less than a majority of the outstanding Shares on a fully diluted basis or waive the condition set forth in
(b) above. The failure by Sub or Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                         Annex B

                                 DISCLOSURE SCHEDULE

3.1 The Company's only Subsidiary is Supermarket Cigarette Sales, Inc., a Louisiana corporation. The Company has a 50% interest in a real estate partnership in Mobile, Alabama. Pursuant to an Aircraft Joint Ownership Agreement dated May 13, 1996, a Purchase Agreement dated April 12, 1996 and an Agreement to Repurchase dated April 12, 1996, the Company purchased a 20% interest in a 1976 Cessna Citation 500 Airplane and agreed to certain terms governing its operation. The Company has an interest in Topco Associates, Inc., a cooperative purchasing organization of which the Company is a shareholding member.

3.2 The Company's Employee Stock Ownership Plan contains provisions relating to the voting of shares of the Company's capital stock.

3.4 The Company makes no representation regarding the effect of the financing transactions contemplated by Parent or Sub in connection with this Agreement.



    The transactions contemplated by this Agreement will breach a covenant in the Loan Agreement dated June 29, 1995 between the Company and Hibernia National Bank, as agent for itself and other banks. Compliance with such covenant has been waived under the conditions described in a letter dated July 2, 1997, a copy of which has been provided to Parent.

    The Company must give the holders of its 5.51% Senior Notes notice of any person becoming a 50% shareholder within 30 days.

    The transactions contemplated by this Agreement will conflict with the leases for Stores No. 24 and 94.

    The transactions contemplated by this Agreement will constitute a "Change of Control" pursuant to the Company's Change of Control Agreements, which will give persons who are parties to such agreements certain rights as provided therein.

    The transactions contemplated by this Agreement will cause the restrictions to lapse on 10,800 restricted Shares subject to the 1987 Restricted Stock Plan and will accelerate the exercisability of options to purchase 101,250 Shares outstanding under the Directors' Stock Option Plan and the 1993 Stock Incentive Plan (not included in the 101,250 Shares are options for 31,333 Shares that will vest on July 29, 1997).

    The Company makes no representation with respect to the effect of the consummation of the Offer or the Merger on its insurance policies except that, to the Company's knowledge, there are no material insurance policies that will terminate or expire as a result of the consummation of the Offer or the Merger that could not be replaced with similar policies on customary commercial terms.

    The Company owns a one-half interest in a partnership which owns and has developed a site near Mobile consisting of 22 acres, more or less. The transactions contemplated by this Agreement will give the other partner the right to initiate a buy-sell process, pursuant to which the Company must choose either to buy or sell the other partner's interest at the price specified by the partner, and will terminate the Company's right to initiate such a process. Alternatively, the partner may elect to offer to buy the Company's interest at an appraised value. The Company shall not initiate any such process without Parent's consent, which shall not be unreasonably withheld.

    Upon consummation of the Offer, Topco Associates, Inc. may require that the Company withdraw.

3.7
    From March 29, 1997 to the date of this Agreement, the Company has taken the following actions that, if taken after the date of the Agreement, would or may constitute a breach of Section 5.1:

    o Issued Shares under the Directors Compensation Plan and upon option exercises under the 1993 Stock Incentive Plan and Directors Stock Option Plan.
    o    Paid a regular quarterly dividend.
    o Entered into lease agreements with respect to Stores No. 36 and 91 and an expansion agreement with respect to Store No. 3.
    o Made capital expenditures reflected in the 1997 fiscal year capital budget.
    o    Finalized the settlement agreement in the Williams case.
    o    Reduced Michael Doan's Change of Control Agreement to writing.

3.10 The federal income Tax Returns for the Company's fiscal years ended July 3, 1993, July 2, 1994 and July 1, 1995 are currently being audited.

    List of Change of Control Agreements (1):

Change of control agreement between the Company and David W. Morrow dated December 13, 1995.

Change of control agreement between the Company and Richard W. La Trace dated June 7, 1995.

Change of control agreement between the Company and Timothy E. Kullman dated August 2, 1994.

Change of control agreement between the Company and Thomas P. Robbins dated October 8, 1995.

Change of control agreement between the Company and Frank I. Bennen dated June 29, 1995.

Change of control agreement between the Company and Larry S. Griffin dated September 11, 1989.

Change of control agreement between the Company and Thomas R. Trebesh dated June 8, 1993.

Change of control agreement between the Company and Vernell L. Abreo, Jr. dated January 24, 1992.

Change of control agreement between the Company and Dennis Smith dated April 29, 1996.

Change of control agreement between the Company and Fred Rayle dated December 4, 1995.

Change of control agreement between the Company and Joel D. Cambron dated September 11, 1989.

Change of control agreement between the Company and W. David Whatley dated September 11, 1989.

Change of control agreement between the Company and Lester Holland dated November 8, 1994.

Change of control agreement between the Company and Michael Doan dated April 15, 1996.

Change of control agreement between the Company and Stanley Ewell dated January 22, 1997.

Change of control agreement between the Company and Lewis R. Loeb dated October 10, 1994.

Change of control agreement between the Company and Robert W. Hyde, Jr. dated August 10, 1995.

Change of control agreement between the Company and Jerry D. Fussell dated September 11, 1989.

Change of control agreement between the Company and Terral E. Layton dated September 11, 1989.

Change of control agreement between the Company and Harry S. Pollard dated September 11, 1989.

Change of control agreement between the Company and James D. Mashburn dated November 23, 1994.

Change of control agreement between the Company and Dallas Hastings dated September 11, 1989.

Change of control agreement between the Company and Richard G. Bonner dated September 11, 1989.

Change of control agreement between the Company and Carolyn H. Jones dated September 11, 1989.

Change of control agreement between the Company and Joseph K. Burnett dated September 11, 1989.

Change of control agreement between the Company and Gerald N. Davis dated September 11, 1989.

Change of control agreement between the Company and Ruth D. Peden dated September 11, 1989.

Change of control agreement between the Company and Michael W. Yohn dated September 11, 1989.

Change of control agreement between the Company and Russell A. Boltz dated September 11, 1989.

Change of control agreement between the Company and Thomas W. Delchamps dated January 3, 1995.

Change of control agreement between the Company and David M. Middleton dated November 23, 1994.

Change of control agreement between the Company and Brian W. Patterson dated November 23, 1994.

Change of control agreement between the Company and Charles R. Powell dated September 11, 1989.

Change of control agreement between the Company and Ray F. Lewis dated September 11, 1989.

Change of control agreement between the Company and William Bailey dated September 11, 1989.

Change of control agreement between the Company and Leon (Wayne) Wiggins dated November 23, 1994.

Change of control agreement between the Company and James Applin dated September 11, 1989.

Change of control agreement between the Company and James Giddeon, II dated September 11, 1989.

Change of control agreement between the Company and David McPherson dated September 11, 1989.
______________________

(1) One person who was terminated and rehired by the Company has claimed that he has in effect a Change of Control Agreement. He did have a Change of Control Agreement prior to his termination of employment. He claims that the Company promised when it rehired him that he would be provided with the same benefits he had prior to his termination of employment and that, therefore, he is entitled to a Change of Control Agreement. The Company has informed him that he does not have a Change of Control Agreement; however, if he were entitled to such an agreement, the Company's payment obligations thereunder would not exceed $200,000.

                                ______________________

3.11 The Company shall not take action or fail to take any action that would cause it to become a participant in a multiemployer plan.

       See footnote (1) to the list of Change of Control Agreements in Section
       3.10 relating to an employee who has asserted a right to a Change of Control Agreement.

3.12(c)
       Crichton property, designated as Parcels C and D, Delchamps Commercial Subdivision, Mobile County, Alabama, and also referred to as 551 Western Drive, is listed on the Alabama Department of Environmental Management's inventory for reported leaking underground storage tanks. All tanks are out of service. This property was sold to the Finch Companies, Inc. in June 1996, and it is subject to environmental indemnities by the Company. The costs for monitoring the underground storage tank system are eligible for reimbursement under the Alabama Tank Trust Fund Act of 1988.

       The Hammond Distribution Center, located at 407 Pride Ave., and also referred to as 1721 S. Airport Road, Hammond, Louisiana, is listed on a Resource Conservation Recovery Act Corrective Action Record. The Center is separately undergoing a Phase II investigation by Delchamps, for solvents and petroleum. No corrective action order is pending.

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



       The Adams Street property, designated as Lot 2, Distributors Subdivision, Mobile, Alabama is listed on the Alabama Department of Environmental Management's inventory for reported leaking underground storage tanks. The ADEM in 1996 required no further action

       Delchamps' stores 123 (200 West Willow, St., Lafayette, LA) and 302 (corner of Airport and McGregor, Mobile, ALA) are reported in the emergency response notification system each for a diesel truck fuel leak in 1993 and 1995, respectively.

3.12(e)
       The Company has ordered Phase I Environmental Site Assessments on several store locations, several owned parcels of raw land and the headquarters site in Mobile, Alabama that have not yet been completed. The Company will provide Parent with access to such assessments as soon as they are received by the Company. The Company has materials relating to the 551 Western Drive location sold by the Company, which shall be provided to Parent.

3.12(f)
       The Company represents that the stores listed on Exhibit 3.12(f) are the only Company stores that have not been retrofitted with current refrigerant.

       To the Company's knowledge, the matters described in Sections 3.12(c),
       (e) and (f) above are not material.

3.14(a)
       List of real property owned or leased by the Company and its
       Subsidiaries:

       See the list of leased stores attached as Exhibit 3.14 hereto.

       List of real property locations and approximate descriptions:

       Louisiana
       1. Hammond Property. A tract of land, together with improvements thereon, situated in Hammond, Tangipahoa Parish, Louisiana, lying north of U.S. Highway 190, in T-6-S, R-8-E, Sections 17 and 20, consisting of 272 acres, more or less.

       2. Mandeville Property. A tract of land, together with improvements thereon, situated in Mandeville, St. Tammany Parish, Louisiana, lying south of U.S. Highway 190, in T-7-S, R-11-E, Section 38, consisting of 22 acres, more or less.

       3. Jones Creek Road Property. A tract of land, together with improvements thereon, situated in Baton Rouge, East Baton Rouge Parish, Louisiana, in T-7-S, R-2-E, Section 60,

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    designated as Lot A-3-A-2, Woodlawn Estates, 2nd Filing, consisting of
    1.2 acres, more or less.

    4. Bluebonnet Boulevard Property. Two tracts of land, together with improvements thereon, situated in Baton Rouge, East Baton Rouge Parish, Louisiana, in T-7-S, R-1-E, Sections 8 and 9, designated as Tracts B-1 and C-1-B, Greensburg Land District, consisting of 2.4 acres, more or less.

    Mississippi

    1. D'Iberville Property. Two tracts of land, together with improvements thereon, situated in D'Iberville, Harrison County, Mississippi, lying west of Highway 69 and south of Popps Ferry Road, in T-7-S, R-9-W, Sections 8 and 9.

    2. Courthouse Road Property. A tract of land, together with improvements thereon, situated in Gulfport, Harrison County, Mississippi, lying east Courthouse Road and south of Pass Christian Road, in T-7-S, R-11-W, consisting of 5.67 acres, more or less.

    NOTE: This tract is currently under option.

    Alabama

    1. Headquarters. A building of approximately 65,000 square feet in which the corporate headquarters is located, situated at 305 Delchamps Drive, Mobile, Alabama and the land on which it is situated.

    2. Adams Street Property. A tract of land, together with improvements thereon, situated in Mobile, Mobile County, Alabama, designated as Lot 2, Distributors Subdivision, forming the corner of Delchamps Drive and Adams Street, consisting of 2.69 acres, more or less.

    3. Crichton Property. A tract of land, together with improvements thereon, situated in Mobile, Mobile County, Alabama, designated as Parcels C and D, Delchamps Commercial Subdivision, lying northeast of Moffett Road and west of Western Drive, consisting of 24 acres, more or less.

    NOTE: This tract is currently under option.

    4. Broad and Elmira Streets Property. A tract of land, together with improvements thereon, situated in Mobile, Mobile County, Alabama, forming the corner of Broad and Elmira Streets, with an adjoining lot providing frontage on Marine Street, consisting of 1.21 acres, more or less.

    NOTE: A sale of this tract is pending.

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

       5. 109 Broad Street Property. A tract of land, together with improvements thereon, situated in Mobile, Mobile County, Alabama, forming the northeast corner of Broad and Church Streets. Improvements thereon bear municipal number 109 Broad Street.

       6. Store No. 39 Property. The Company owns the land on which Store No. 39 is situated; consisting of 3 acres, more or less.

       7. Mobile Partnership. The Company owns a one-half interest in a partnership which owns and has developed a site near Mobile consisting of 22 acres, more or less and upon which Store No. 8 is situated. The Company leases Store No. 8 from the partnership.

       Florida

       Panama City Property. A fifty percent (50%) interest as tenant-in-common in a tract of land, together with improvements thereon, situated in Panama City, Bay County, Florida, lying east of Thomas Drive and north of Magnolia Beach Road, in T-4-S, R-15-W, Section 9, consisting of 18.7 acres, more or less.

3.14(b)
       The transactions contemplated by this Agreement will conflict with the leases for Stores No. 24 and 94.

3.14(c)
       The Company has subleased the locations indicated on Exhibit 3.14 hereto.

3.15
       The Company is involved in a unionization effort at the Hammond distribution center and has challenged the election that occurred in December 1996.

       Delchamps, Inc. and General Truck Drivers, Chauffeurs, Warehousemen & Helpers Local No. 270 and Wilburn Ray Young, Jr. and Ivy H. Tate and David Aranyosi (Before the National Labor Relations Board Region 15)

3.16(a)
       The Company makes no representation regarding the effect of the financing transactions contemplated by Parent or Sub in connection with this Agreement.

       The transactions contemplated by this Agreement will breach a covenant in the Loan Agreement dated June 29, 1995 between the Company and Hibernia National Bank, as agent for itself and other banks. Compliance with such covenant has been waived under the conditions described in a letter dated July 2, 1997, a copy of which has been provided to Parent.

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


       The Company must and will give the holders of its 5.51% Senior Notes notice of any person becoming a 50% shareholder within 30 days.

       The transactions contemplated by this Agreement will conflict with the leases for Stores No. 24 and 94.

       The Company owns a one-half interest in a partnership which owns and has developed a site near Mobile consisting of 22 acres, more or less. The transactions contemplated by this Agreement will give the other partner the right to initiate a buy-sell process, pursuant to which the Company must choose either to buy or sell the other partner's interest at the price specified by the partner, and will terminate the Company's right to initiate such a process. Alternatively, the partner may elect to offer to buy the Company's interest at an appraised value.

       Upon consummation of the Offer, Topco Associates, Inc. may require that the Company withdraw.

       The contracts and agreements listed on the Data Room Index dated July 5, 1997 are incorporated by reference herein.

3.16(c)
       $12.2 million (not including amounts up to $200,000 described in footnote
       (1) in Disclosure Schedule Section 3.10).

3.21(b)
        None.

3.24 The standstill provisions of one of the agreements will not by its terms apply to the transactions contemplated by this Agreement.

5.1(d)
       The Company's fiscal year 1997 capital budget, as amended during the fiscal year, covered nine store expansions, six minor store remodels, three combo conversions, and various store equipment, warehouse equipment and administrative equipment items, aggregating approximately $25.2 million, of which approximately $13.7 million had been spent at May 31, 1997. A portion of the remainder was spent in June 1997 and the rest has been carried over to fiscal year 1998.

       The Company's fiscal year 1998 capital budget includes three store expansions, thirteen major store remodels, four combo conversions, and various store equipment, warehouse equipment and administrative equipment items aggregating approximately $48.5 million, including amounts carried over from the fiscal year 1997 capital budget. The store expansion, remodel and conversion schedule for fiscal year 1998 was previously submitted to Parent.

       The Company will consult with Parent prior to making any such capital expenditures in excess of $500,000.

       The Company shall retain the right to make bonus payments pursuant to its Cash Incentive Compensation Plan not to exceed $2.6 million.

       The Company shall be entitled to make expenditures in connection with its Frequent Shopper Program; provided, that the Company shall delay the introduction of the program for four weeks from July 10, 1997 and shall thereafter consult with Parent prior to such introduction.

5.1(e)
       The Company shall retain the right to make bonus payments pursuant to its Cash Incentive Compensation Plan not to exceed $2.6 million.

       The Company shall be entitled to enter into new agreements or amend existing agreements, including employment, severance and change of control agreements, and to grant new awards or benefits, excluding stock options and other long term incentive compensation arrangements, to the extent reasonably necessary to provide equivalent compensation to the replacement (including by way of internal promotion) of any employee at the Vice President level or above who terminates employment with the Company prior to the Effective Time; provided, that the Company shall consult with Parent prior to taking any of the foregoing actions.




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